Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS ANNOUNCES CRAIG R. SMITH, M.D. WILL
RETIRE AS CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

BALTIMORE, MD — September 1, 2004 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that Craig R. Smith, M.D. will retire as Chairman, President, and Chief Executive Officer. The Board of Directors has begun a search for a successor. Dr. Smith will remain Chairman, President, and Chief Executive Officer until the date of the Company’s next Annual Meeting, unless a successor is identified earlier. After his retirement Dr. Smith will continue as a member of the Board of Directors and will serve as a consultant to the Company for at least one year.

Dr. Smith said, “I am grateful for the opportunity to build a new pharmaceutical company and develop new drugs that can improve human health care. As a physician, I appreciate the profound influence new therapies can have on the lives of patients and their families. From a personal perspective, the opportunity to contribute to the field of therapeutics and build a new company in Baltimore has been very rewarding.”

George L. Bunting, Jr., lead independent Director, speaking for the Board, said, “Craig Smith was a co-founder of Guilford and its first employee. Under his leadership the Company has grown into a fully integrated pharmaceutical company with two marketed products, two products in Phase III, and a rich pipeline of early stage development and research programs. We are enormously grateful to Craig for all of his contributions to our company and are pleased that he has agreed to remain on the Board and serve as a consultant to effect a smooth transition to new leadership.”

Dr. Smith continued, “After my retirement from Guilford, I intend to continue my business and scientific activities on a limited basis through consulting and service on the Boards of Directors of emerging biotechnology and pharmaceutical companies. I am very proud of Guilford’s accomplishments over the past twelve years. It has been an honor and privilege to work with all the talented and dedicated employees that make our company great.”

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary drugs that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL® Wafer (poliferprosan 20 with carmustine implant), for the treatment of braid cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist, for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes AQUAVAN® Injection, a novel sedative/anesthetic and drugs for treating peripheral nerve injury. For full prescribing information, please visit www.guilfordpharm.com under Products/Marketed Products.

Conference Call

Guilford will host a conference call at 10:30 a.m. ET on Wednesday, September 1, 2004. The dial in number for participants in the U.S. and Canada is (800) 811-8824 and for international callers is (913) 981-4903. An audio replay of the conference call will be available for 24 hours beginning at approximately 12:30 p.m. ET on September 1, 2004. To access the replay, U.S. and Canadian residents should dial (888) 203-1112, and international callers should dial (719) 457-0820, referencing passcode 849055. A webcast of this conference call will also be available from Guilford’s website at ww.guilfordpharm.com.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be able to increase sales of GLIADEL® Wafer or AGGRASTAT® Injection, or that the Company will be able to successfully develop and commercialize any of its product candidates, including AQUAVAN® Injection. Further, the Company may not be successful in its attempt to attract and retain a new Chief Executive Officer at the time that Dr. Smith retires.

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Contact: Staccy Jurchison/410-631-5022/jurchisons@guilfordpharm.com